EXHIBIT 99.1

SUMR Brands Reports Second Quarter Results

Company Earns $0.61 Per Share; Restructuring on Track; Debt Reduced by More than $9 Million as Outlook Strengthens

WOONSOCKET, R.I., Aug. 11, 2020 (GLOBE NEWSWIRE) -- SUMR Brands ("SUMR Brands" or the "Company") (NASDAQ: SUMR), a global leader in premium infant and juvenile products, today announced financial results for the second quarter ended June 27, 2020.

Recent Highlights

  Net sales were $38.2 million in the second quarter versus $46.4 million in the prior-year period, reflecting the impact of COVID-19 on certain retail availability as well as supplier constraints in a few locations, which have since substantially improved
  Reflecting the Company’s ongoing restructuring initiatives and cost-cutting activities, G&A declined to $6.7 million in the second quarter from $8.1 million in the first quarter and $8.5 million in last year’s comparable period
  SUMR Brands reported net income of $1.3 million, or $0.61 per share, in the second quarter of 2020 compared with a net loss of $0.2 million, or $(0.11) per share, in the prior-year period
  Adjusted EBITDA rose to $4.3 million from $2.4 million in the second quarter of 2019, and Adjusted EBITDA as a percent of net sales was 11.4% in 2020 versus 5.3% last year
  SUMR Brands generated $9.6 million in operating cash during the second quarter, compared to $2.4 million in the prior-year period, reflecting improved operating results and working capital management; debt was reduced by $9.3 million, to $35.2 million, in the quarter

“It is with great pleasure that I announce SUMR Brands posted earnings of $1.3 million this quarter, or $0.61 per share, reflecting the many steps taken this past year to reduce costs, streamline our operations, increase cash flow, and improve overall performance,” said Stuart Noyes, Interim CEO. “While COVID-19 negatively impacted revenue growth – primarily through supply chain constraints and certain lower brick & mortar traffic – we saw G&A costs fall over 20% year-over-year, generated $9.6 million in cash from operations, and reduced debt to the lowest levels in recent history.

“Our results this quarter – in the middle of a global pandemic – reflect not only our strategic focus on right-sizing the business but, in tandem, the ongoing demand for the innovative and essential products we bring to market. Given that our supply chain constraints are largely behind us, I believe the Company is well positioned for a strong finish to fiscal 2020 and am proud of all we’ve accomplished in transforming SUMR Brands into a lean, customer-centric, profitable organization.”

Second Quarter Results

Net sales for the three months ended June 27, 2020 were $38.2 million compared with $46.4 million for the three months ended June 29, 2019. The Company’s results reflect the strategic restructuring of its international operations and negative impact of COVID-19 on revenue, primarily via store closures and supply chain issues for certain products, the latter of which lowered shipments during the quarter; such manufacturing constraints have largely been corrected, resulting in a positive outlook for the third quarter.

Gross profit for the second quarter of 2020 was $14.0 million versus $14.8 million in 2019, while gross margin rose to 36.7% in 2020 versus 32.0% last year. The gross margin percent increase reflected a favorable mix of higher margin product categories and additional tariff exclusions on certain products, partially offset by increased volume of lower margin direct import sales. The tariff exclusions resulted in a $1.8 million benefit to cost of goods sold in the fiscal 2020 second quarter, of which $1.7 million related to prior periods.

Selling expense was $3.7 million in the second quarter of 2020 versus $4.0 million in 2019, and selling expense as a percent of net sales was 9.8% in 2020 versus 8.7% last year. The increase year-over-year as a percent of sales was primarily due to higher cooperative advertising expenses, freight, and royalty costs.

General and administrative expenses (G&A) were $6.7 million in the second quarter of 2020 versus $8.5 million in the second quarter of 2019, declining to 17.6% of net sales from 18.4% last year. The year-over-year change reflects lower labor and other costs due to various streamlining actions taken by the Company over the past year. Interest expense was $1.1 million in the second quarter of 2020 versus $1.3 million in 2019.

The Company reported net income of $1.3 million, or $0.61 per share, in the second quarter of 2020 compared with a net loss of $0.2 million, or $(0.11) per share, in the prior-year period.

Adjusted EBITDA, as defined in the Company’s credit agreements, for the second quarter of 2020 was $4.3 million versus $2.4 million for the second quarter of 2019, and Adjusted EBITDA as a percent of net sales was 11.4% in the second quarter of 2020 versus 5.3% last year. Adjusted EBITDA in 2020 included $0.7 million in bank permitted add-back charges compared with $0.1 million during the prior-year period. Adjusted EBITDA, adjusted net loss, and adjusted loss per share are non-GAAP metrics. An explanation is included under the heading below "Use of Non-GAAP Financial Information," and reconciliations to GAAP measures can be found in the tables at the end of this release.

Balance Sheet Highlights

As of June 27, 2020, the Company had approximately $0.8 million of cash and $35.2 million of bank debt compared with $0.4 million of cash and $48.6 million of bank debt as of December 28, 2019. Inventory as of June 27, 2020 was $18.8 million versus $28.1 million at the beginning of the fiscal year. Trade receivables as of the end of the second quarter were $28.0 million compared with $32.8 million as of December 28, 2019, while accounts payable and accrued expenses were $32.5 million compared with $32.7 million at the beginning of the fiscal year.

Annual Stockholders’ Meeting

The Company’s Annual Stockholders’ Meeting will be held on September 9, 2020 (9:00 a.m. Eastern) at its headquarters office – 1275 Park East Drive, Woonsocket, Rhode Island 02895. The Company will monitor any further developments with regard to COVID-19 and, if it is not advisable to hold the Annual Meeting in person, the Company will, as promptly as possible, announce details on any changes by issuing a press release and posting such information on its website.

Conference Call Information

Management will host a conference call to discuss the financial results tomorrow, August 12, at 9:00 a.m. Eastern. To listen to the live call, visit the Investor Relations section of the Company's website at www.sumrbrands.com or dial 844-834-0642 or 412-317-5188. An archive of the webcast will be available on the Company's website.

About SUMR Brands, Inc.

Based in Woonsocket, Rhode Island, the Company is a global leader of premium juvenile brands driven by a commitment to people, products, and purpose. The Company is made up of a diverse group of experts with a passion to make family life better by selling proprietary, innovative products across several core categories. For more information about the Company, please visit www.sumrbrands.com.

Use of Non-GAAP Financial Information

This release and the referenced webcast include presentations of non-GAAP financial measures, including Adjusted EBITDA, adjusted net loss and adjusted loss per diluted share.  Adjusted EBITDA means earnings before interest and taxes plus depreciation, amortization, non-cash stock-based compensation expenses and other items added back as detailed in the reconciliation table included in this release. Non-GAAP adjusted net loss and adjusted loss per diluted share means net (loss) plus unamortized financing fees and other items added back, as well as the tax impact of these items, as detailed in the reconciliation table included in this release. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. The Company believes that these non-GAAP financial measures provide useful information to investors to better understand, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, as they indicate more clearly the Company’s operations and its ability to meet capital expenditure and working capital requirements. These non-GAAP measures should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in the Company’s consolidated financial statements as an indicator of financial performance or liquidity.  The Company provides reconciliations of these non-GAAP measures in its press releases of historical performance.  Because these measures are not determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented, may not be comparable to other similarly titled measures of other companies.

Forward-Looking Statements

Certain statements in this release that are not historical fact may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbor created thereby.  These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believes,” “estimate” and similar expressions, and include statements regarding the Company’s positive outlook for the third quarter of 2020 and expectations for a strong finish to fiscal 2020. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the impact of the COVID-19 pandemic on the Company’s supply chain, U.S. operations and sales in the U.S; increased tariffs, additional tariffs or import or export taxes on the cost of its products and therefore demand for its products, or the suspension, non-renewal or revocation of any exclusion from tariffs on its products; the Company’s ability to meet its liquidity requirements; the Company’s ability to comply with the covenants in its loan agreements and to maintain availability under its loan agreements; the Company’s ability to implement and to achieve the expected benefits and savings of its restructuring initiatives; the concentration of the Company’s business with retail customers; the ability of the Company to compete in its industry; the Company’s ability to continue to control costs and expenses; the Company’s reliance on foreign suppliers; the Company’s ability to develop, market and launch new products; the Company’s ability to manage inventory levels and meet customer demand; the Company’s ability to grow sales with existing and new customers and in new channels; and other risks as detailed in the Company’s most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission.  The Company assumes no obligation to update the information contained in this release.

Company Contact:
Chris Witty
Investor Relations
646-438-9385
cwitty@darrowir.com

Tables to Follow

Summer Infant, Inc.
Consolidated Statements of Operations
(amounts in thousands of US dollars, except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019

Net sales	$38,214	$46,425	$78,552	$88,963
Cost of goods sold	24,175	31,583	52,010	60,671
Gross profit	$14,039	$14,842	$26,542	$28,292
General and administrative expenses(1)	6,729	8,523	14,876	17,902
Selling expenses	3,738	4,031	7,182	7,384
Depreciation and amortization	813	952	1,780	1,889
Operating income	$2,759	$1,336	$2,704	$1,117
Interest expense	1,121	1,293	2,531	2,542
Income/(loss) before taxes	$1,638	$43	$173	$(1,425)
Income tax provision	351	267	96	197
Net income/(loss)	$1,287	$(224)	$77	$(1,622)

Net income/(loss) per share:
BASIC	$0.61	$(0.11)	$0.04	$(0.77)
DILUTED	$0.61	$(0.11)	$0.04	$(0.77)

Weighted average shares outstanding:
BASIC	2,111,319	2,099,927	2,110,292	2,096,234
DILUTED	2,111,429	2,099,927	2,110,370	2,096,234

(1) Includes stock based compensation expense

Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended		Six Months Ended
	June 27, 2020	June 29, 2019	June 27, 2020	June 29, 2019

Reconciliation of Adjusted EBITDA
Net income/(loss) (GAAP)	$1,287	$(224)	$77	$(1,622)
Plus: interest expense	1,121	1,293	2,531	2,542
Plus: provision for income taxes	351	267	96	197
Plus: depreciation and amortization	813	952	1,780	1,889
Plus: non-cash stock based compensation expense	41	104	31	152
Plus: permitted add-backs (a)	731	54	1,667	738
Adjusted EBITDA (Non-GAAP)	$4,344	$2,446	$6,182	$3,896

Reconciliation of Adjusted EPS
Net income/(loss) (GAAP)	$1,287	$(224)	$77	$(1,622)
Plus: permitted add-backs(a)	731	54	1,667	738
Plus: unamortized financing fees(b)	-	-	266	-
Tax impact of items impacting comparability(c)	(205)	(15)	(541)	(207)
Adjusted net income/(loss) (Non-GAAP)	$1,813	$(185)	$1,469	$(1,091)
Adjusted earnings/(loss) per diluted share (Non-GAAP)	$0.86	$(0.09)	$0.70	$(0.52)

(a) Permitted add-backs consist of items that the Company is permitted to add-back to the calculation of consolidated EBITDA under its credit agreements. Permitted add-backs for the three months ended June 27, 2020 include special projects $654 ($183 tax impact) and board fees $77 ($22 tax impact). Permitted add-backs for the three months ended June 29, 2019 include board fees $101 ($28 tax impact), special projects $5 ($2 tax impact), less a credit to severance ($52) ($15 tax impact). Permitted add-backs for the six months ended June 27, 2020 includes special projects $1,175 ($329 tax impact), severance related fees $249 ($70 tax impact), board fees $160 ($45 tax impact) and restructuring costs $83 ($23 tax impact). Permitted add-backs for the six months ended June 29, 2019 include severance $511 ($144 tax impact), board fees $201 ($56 tax impact) and special projects $26 ($7 tax impact).

(b) Write off of unamortized financing costs associated with the reduction in Company's Bank of America credit facility, reflecting a $266 ($74 tax impact) charge for the three months ending March 28, 2020.

(c) Represents the aggregate tax impact of the adjusted items set forth above based on the statutory tax rate for the periods presented relevant to their jurisdictions.

Summer Infant, Inc
Consolidated Balance Sheet
(amounts in thousands of US dollars)

	June 27, 2020	December 28, 2019
	(unaudited)

Cash and cash equivalents	$848	$395
Trade receivables, net	28,040	32,787
Inventory, net	18,833	28,056
Property and equipment, net	5,684	8,788
Intangible assets, net	12,714	12,896
Other assets	10,069	8,621
Total assets	$76,188	$91,543

Accounts payable	$24,252	$25,396
Accrued expenses	8,269	7,289
Current portion of long-term debt	438	875
Long term debt, less current portion (1)	32,380	45,359
Other liabilities	5,165	7,041
Total liabilities	70,504	85,960

Total stockholders’ equity	5,684	5,583
Total liabilities and stockholders’ equity	$76,188	$91,543

(1) Under U.S. GAAP, long term debt is reported net of unamortized financing fees. As a result, reported long term debt is reduced by $2,340 and $2,398 of unamortized financing fees in the periods ending June 27, 2020 and December 28, 2019, respectively.